EXHIBIT 99.6
BENEFICIAL OWNER ELECTION FORM
The undersigned acknowledge(s) receipt of the letter and the enclosed materials relating to the grant of non-transferable rights to purchase shares of common stock, par value $0.01 per share, of PVF Capital Corp.
I (we) hereby instruct you as follows:
(Check the one applicable box and provide all required information)

Box 1.	☐	Please DO NOT EXERCISE RIGHTS to purchase shares of Common Stock.

Box 2.	☐	Please EXERCISE RIGHTS to purchase shares of Common Stock as set forth below:
A.	Number of Shares Being Purchased: ____________________ (calculate as set forth below) (subject to the purchase and ownership limitations described in the Prospectus section entitled “The Rights Offering — Limit on How Many Shares of Common Stock You May Purchase in the Rights Offering”)

B.	Aggregate Subscription Price Payment Required: $ ________________ (calculate as set forth below)
Basic Subscription Privilege
I wish to exercise my full Basic Subscription Privilege or a portion thereof as follows:

Number of Shares of Common Stock Subscribed for Under Your Basic Subscription Privilege		Subscription Price		Payment Due Under Basic Subscription Privilege
	X	$ __________	=	$

Over-Subscription Privilege
I have exercised my full Basic Subscription Privilege and in addition to my full Basic Subscription Privilege I wish to subscribe for additional shares under my Over-Subscription Privilege as follows:

Number of Shares of Common Stock Subscribed for Under Your Over-Subscription Privilege*		Subscription Price		Payment Due Under Over-Subscription Privilege
	X	$ __________	=	$

*	The maximum number of shares you may subscribe for under your Over-Subscription Privilege is equal to ______ shares less the number of shares you subscribed for under your full Basic Subscript Privilege.

Total Shares and Total Payment Required

Total Shares (number of shares of Common Stock subscribed for under Basic Subscription Privilege plus Over Subscription Privilege)		Subscription price		Total Payment Required (total payments due under Basic Subscription Privilege plus Over Subscription Privilege
	X	$ ____________	=	$

Payment Method (check one)
______________ Payment in the following amount is enclosed $_________
______________ Please deduct payment from the following account maintained by you as follows:

Type of Account:

Account No:

Amount to be Deducted:
Signature(s)
I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form: (a) irrevocably elect to purchase the number of shares of Common Stock indicated above, upon the terms and conditions specified in the prospectus; and (b) agree that if I (we) fail to pay for the shares of Common Stock I (we) have elected to purchase, you may exercise any remedies available to you under law.

Name(s) of beneficial owner(s):

Signature(s) of beneficial owner(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity (Full Title):

Address (including Zip Code):

Telephone Number: